EXHIBIT 4.4

                             SMARTSERV ONLINE, INC.
                         SPENCER TRASK SECURITIES, INC.
                         KEVIN KIMBERLIN PARTNERS, L.P.
                              SETTLEMENT AGREEMENT
                                  JUNE 28, 1999

SmartServ Online Inc. ("SmartServ") has certain obligations to Spencer Trask Securities Incorporated ("Trask") pursuant to a Letter of Intent dated August 11, 1998, as amended on November 24, 1998, and a Letter of Intent dated September 3, 1998 (together the "Letters of Intent"), as well as a Securities Purchase Agreement dated November 19, 1998, an 8% Convertible Note dated November 25, 1998 in the original principal amount of $30,000, a Warrant Agreement and a related Warrant Certificate each dated November 19, 1999 evidencing the right to purchase 50,000 shares of SmartServ's Common Stock. SmartServ also has certain obligations to Kevin Kimberlin Partners, L.P. ("Kimberlin") pursuant to a Securities Purchase Agreement dated November 19, 1998, an 8% Convertible Note dated November 25, 1998 in the original principal amount of $270,000, a Warrant Agreement and a related Warrant Certificate each dated November 19, 1999 evidencing the right to purchase 450,000 shares of SmartServ's Common Stock. In full satisfaction of SmartServ's obligation to Trask and Kimberlin and the termination of the Letters of Intent, SmartServ, Trask and Kimberlin agree that upon the closing of SmartServ's licensing agreement with Data Transmission Network Corporation ("Closing"):

          i) SmartServ will redeem the 8% convertible notes issued to Kimberlin and Trask. SmartServ will deliver checks to Kimberlin and Trask for the principal amounts of $270,000 and $30,000, respectively, plus interest through the date of Closing,

          ii) SmartServ will issue Trask a check in the amount of $150,000 and execute and deliver the Warrant Agreement and the related Warrant Certificate each dated November 19, 1998 evidencing the right to purchase 166,667 shares of SmartServ's Common Stock and the Warrant Agreement and related Warrant Certificate each dated January 27, 1999 evidencing the right to purchase 16,666 shares of SmartServ's Common Stock (the "Agent's Warrants").

          iii) In accordance with Section 9 of the Securities Purchase Agreements referenced above, SmartServ agrees to file a registration statement covering the resale of the shares issuable upon exercise of the Warrants and otherwise comply with the provisions of such Section 9 except that SmartServ shall not be required to file such registration statement until October 31, 1999. Until October 31, 1999, the registration rights provisions of the Agent's Warrants shall not apply. SmartServ further agrees to include the Agent's Warrants in such registration statement. Notwithstanding the foregoing, Trask and Kimberlin agree to lock-up and not sell, assign, exercise, transfer, or exchange the shares issuable upon exercise of the warrants or the Agent's Warrants until

               May 15, 2000 except in connection with the merger of SmartServ with or into another entity in which SmartServ shall not be the surviving corporation or the sale of all or substantially all of the assets of SmartServ. SmartServ shall permit Trask to transfer a portion of the Agent's warrants to officers, directors and employees of Trask subject to the restrictions set forth in this Agreement.

          iv) SmartServ, Trask and Kimberlin agree that Trask and Kimberlin may sell, assign, exercise, transfer, or exchange not more than 25% of the shares issuable on conversion of the warrants or the Agent's Warrants held by each of them after May 15, 2000, August 15, 2000, November 15, 2000 and February 15, 2001, respectively. SmartServ agrees that the rights of Trask and Kimberlin to sell, assign, exercise, transfer, or exchange 25% of the shares issued on conversion of the warrants or the Agent's Warrants held by each of them at the above dates shall be cumulative such that after August 15, 2000 through November 15, 2000, Trask and Kimberlin will each be able to sell, assign, exercise, transfer, or exchange up to 50% of the shares issuable upon exercise of the warrants held by each of them; that after November 15, 2000 through February 15, 2001, Trask and Kimberlin will each be able to sell, assign, exercise, transfer, or exchange up to 75% of the shares issuable upon exercise of the warrants held by each of them; and that after February 15, 2001, Trask and Kimberlin will each be able to sell, assign, exercise, transfer, or exchange all of the shares issuable upon exercise of the warrants held by each of them; in each case subject to applicable federal and state securities laws.

         v) The Letters of Intent will be automatically cancelled upon payment to Trask and Kimberlin of the amounts enumerated in (i) and (ii) above and the delivery of the Agent's Warrants.

          vi) SmartServ acknowledges that the cancellation of the Letters of Intent and the determination not to proceed with the offerings contemplated thereby were initiated by SmartServ. Accordingly, SmartServ agrees to indemnify and hold harmless Trask and its directors, officers, employees and agents from and against any and all liabilities that it may incur arising out of or relating to the Letters of Intent and the failure to proceed with the transactions contemplated thereby. In addition, SmartServ, for itself and its predecessors, successors and assigns does forever discharge Trask its directors, officers, employees and agents, from any and all claims, demands, causes and rights of action at law or in equity which the undersigned had or now has against Trask, including, but not limited to any and all claims, demands, causes and rights of action in law or equity that can be asserted as a result of any acts or omissions of Trask in executing, operating under or terminating the Letters of Intent or any transaction contemplated thereunder and all transactions in anticipation of the private placement.

               Promptly after receipt by an indemnified party of notice of the commencement of any action or claim relating to the Letters of Intent or the failure to proceed with the transactions contemplated thereby or as to which indemnity may be sought hereunder, such indemnified party shall, if a claim for indemnification hereunder in respect thereof is to be made against SmartServ, give written notice to SmartServ of the commencement of such action or claim, but the omission so to notify will not relieve SmartServ from any liability that SmartServ may have to any indemnified party except to the extent that the omission so to notify results in SmartServ being damaged solely as a result of the failure to give timely notice. In case any such action is brought against an indemnified party, and such party notifies SmartServ of the commencement thereof, SmartServ shall be entitled (at its own expense) to participate in and, to the extent that SmartServ may wish to assume the defense, with counsel satisfactory to such indemnified party, of such action and/or to settle such action and, after notice from SmartServ to such indemnified party of its election so to assume the defense thereof, SmartServ shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than the reasonable cost of investigations unless counsel to an indemnified party reasonably concludes that conflicts of interest would preclude assumption of such defense; provided, however, that neither SmartServ nor any indemnified party shall enter into any settlement agreement that would impose any liability on such other party or parties without the prior written consent of such other party or parties, unless such other party or parties are fully indemnified to such party's satisfaction, as the case may be, against any such liability.



SMARTSERV ONLINE, INC.


----------------------------
Sebastian E. Cassetta
Chairman & Chief Executive Officer


SPENCER TRASK SECURITIES, INC.


----------------------------
A. Emerson Martin, II
Senior Managing Director



KEVIN KIMBERLIN PARTNERS, L.P.


-----------------------------
By: